TherapeuticsMD, Inc. 8-K
Exhibit 99.1

Contacts:

Dan Cartwright	Investor Relations:
Chief Financial Officer	Lisa M. Wilson
Tel: (561) 961-1930	In-Site Communications
Dan.Cartwright@TherapeuticsMD.com	Tel: (917) 543-9932
lwilson@insitecony.com

THERAPEUTICSMD ELECTS JULES A. MUSING TO BOARD OF DIRECTORS

Boca Raton, FL, May 16, 2013 – TherapeuticsMD, Inc. (NYSE MKT: TXMD), a women’s healthcare company focused on developing and commercializing products targeted exclusively for women, today announced the election of Jules A. Musing, a former senior executive at Johnson & Johnson, to its Board of Directors, effective immediately.

Mr. Musing has more than 36-years’ experience in the pharmaceutical and biotechnology industry and has been President and Managing Director of Johnson & Johnson subsidiary companies in the United States and Europe; President of Ares Serono, Inc. in the United States; and Executive Vice President of Ares Serono in North and Latin America.

In the course of his career at Johnson & Johnson, Mr. Musing was responsible for worldwide licensing and acquisition of pharmaceutical and biotechnology products and technologies, as well as the establishment of strategic alliances. This included the establishment of new scientific, technology and product collaborations in various therapeutic areas; the negotiation of licensing and alliance agreements with biotechnology and pharmaceutical companies worldwide; and the partnering, spin-out and out-licensing of company pharmaceutical and biotechnology assets.  In this position he negotiated and signed several multi-million dollar deals with small, medium and large pharmaceutical and biotechnology companies on a global basis.

He also has been on the Board of Directors of Johnson & Johnson companies in Germany, France, Italy and the UK and has been a member of the Management Board of Ortho Biotech (a Johnson & Johnson biotechnology company) in the United States and Europe.

Early on in his career, Mr. Musing was responsible for the business development activities of Janssen Pharmaceutica in S.E. Asia, where he was instrumental in the establishment of Johnson & Johnson pharmaceutical subsidiaries in Japan, Australia, South Africa, Thailand, and other S.E. Asian countries. He also was Vice President, Marketing International for the Janssen Group of Companies Worldwide.

“We are pleased to welcome Mr. Musing to the Board,” said the Honorable Tommy G. Thompson, Chairman of the Board, TherapeuticsMD. “During Mr. Musing’s extensive and distinguished career at Johnson & Johnson, he established numerous strategic and global partnerships on many different fronts. The knowledge gained from those accomplishments is sure to offer valuable insight and direction to the company going forward.”

“Mr. Musing’s hands-on industry experience, in addition to having had direct responsibility for establishing various new product collaborations, will prove invaluable as we prepare to commence Phase III clinical trials on three of our hormone therapy development candidates,” said Robert G. Finizio, Chief Executive Officer.

“I am excited to join the TherapeuticsMD Board at this pivotal time in the company’s development,” said Mr. Musing.  “I look forward to working closely with this experienced and dedicated senior management team.”

Mr. Musing presently serves on the Board of Directors of Delphi Digital, Inc. and is Chairman of the Scientific Advisory Board of Noble Capital Financial Markets. In addition, he has been a member of the Board of Directors of iBio, Inc.

Mr. Musing received his Master’s Degree in Biological Sciences from the University of Brussels, and his Graduate Degree in Economics and Financial Sciences from the University of Antwerp, in Belgium.

About TherapeuticsMD, Inc.

TherapeuticsMD, Inc. is a women’s healthcare company focused on developing and commercializing products targeted exclusively for women. We manufacture and distribute branded and generic prescription prenatal vitamins, as well as over-the-counter vitamins and cosmetics, under our vitaMedMD® and BocaGreenMD™ brands. We are currently developing advanced hormone therapy pharmaceutical products designed to alleviate the symptoms of and reduce the health risks resulting from menopause-related hormone deficiencies. We are also evaluating various other potential indications for our hormone technology, including oral contraception, preterm birth, vulvar and vaginal atrophy, and premature ovarian failure. More information is available at the following websites: www.therapeuticsmd.com, www.vitamedmd.com, www.vitamedmdrx.com, and www.bocagreenmd.com.

vitaMedMD® is a registered trademark and TherapeuticsMD™ and BocaGreenMD™ are trademarks of TherapeuticsMD, Inc.

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding the Company’s beliefs that Mr. Musing is sure to offer valuable insight and direction to the company going forward and that Mr. Musing’s experience will prove invaluable as the company prepares to commence Phase III clinical trials on three of its hormone therapy development candidates, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including but not limited to: Mr. Musing’s ability to apply his experience to the company; timely and successful completion of clinical studies and the results thereof; the risks and uncertainties associated with economic and market conditions; risks and uncertainties associated with TherapeuticsMD’s business and finances in general; and other risks detailed in TherapeuticsMD’s filings with the U.S. Securities and Exchange Commission including its annual report on Form 10-K filed on March 12, 2013, reports on Form 10-Q and Form 8-K, and other such filings. These forward-looking statements are based on current information that may change. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and TherapeuticsMD undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

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